Independent Auditors' Consent


The Board of Trustees
Oppenheimer Growth Fund:

We consent to the incorporation by reference in this Registration Statement on Form N-14 of Oppenheimer Growth Fund of our report dated September 23, 1996, appearing in the Annual Report of Oppenheimer Growth Fund for the year ended August 31, 1996, which is part of this Registration Statement.



/s/ KPMG Peat Marwick LLP

KPMG PEAT MARWICK LLP


Denver, Colorado
October 30, 1996









MERGE/270J2.CON